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                                                                 EXHIBIT 2(r)(3)

                                    AIM FUNDS
                                 CODE OF ETHICS
                                       OF
                             AIM FLOATING RATE FUND

         WHEREAS, AIM Floating Rate Fund (the "Company") is a registered investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

         WHEREAS, Rule 17j-1 under the 1940 Act requires the Company to adopt a Code of Ethics ("the Code"); and

         NOW, THEREFORE, the Company hereby adopts the following Code, effective as of September 28, 2000.

I.       DEFINITIONS

         For the purpose of the Code the following terms shall have the meanings set forth below:

         A. "ACCESS PERSON" means any director, trustee, or officer of the Company This Code shall not be applicable to access persons who are subject to Code of Ethics adopted by the Company's investment advisor or principal underwriter. Accordingly, access persons who are independent directors/trustees, as defined in Section I.H. below, are covered under this Code.

         B.       "AFFILIATED PERSONS" or "AFFILIATES" means

                  1. any employee or access person of the Company, and any member of the immediate family (defined as spouse, child, mother, father, brother, sister, in-law or any other relative) of any such person who lives in the same household as such person or who is financially dependent upon such person;

                  2.       any account for which any of the persons described in
                           Section I.B.1. hereof is a custodian, trustee or otherwise acting in a fiduciary capacity, or with respect to which any such person either has the authority to make investment decisions or from time to time give investment advice; and

                  3. any partnership, corporation, joint venture, trust or other entity in which any employee of the Company or access person of the Company directly or indirectly, in the aggregate, has a 10% or more beneficial interest or for which any such person is a general partner or an executive officer.

         C. "CONTROL" means the power to exercise a controlling influence over the management or policies of a corporation. Any person who owns beneficially, either directly or through one or more controlled corporations, more than 25% of the voting securities of a corporation shall be presumed to control such corporation.

         D.       "SECURITY" is defined in the same manner as set forth in
                  Section 2(a)(36) of the 1940 Act.

         E. "PURCHASE OR SALE OF A SECURITY" includes the writing of an option to purchase or sell a security.

         F. "SECURITY HELD OR TO BE ACQUIRED" by the Company means any security that, within the most recent fifteen (15) days:

                  1.       is or has been held by the Company, or

                  2. is being or has been considered by the Company for purchase by the Company.

         G. "BENEFICIAL OWNERSHIP OF A SECURITY" is defined in the same manner as set forth in Rule 16a-1(a)(2) promulgated under the Securities Exchange Act of 1934.

         H. "INDEPENDENT DIRECTOR/TRUSTEE" means directors and/or trustees who are not "interested persons" as defined in Section 2(a)(19) of the 1940 Act.

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II.      COMPLIANCE WITH GOVERNING LAWS, REGULATIONS AND PROCEDURES

         A. Each access person shall comply strictly with all applicable federal and state laws and all rules and regulations of any governmental agency or self-regulatory organization governing his or her activities.

         B. Each access person shall comply strictly with procedures established by the Company to ensure compliance with applicable federal and state laws and regulations of governmental agencies and self-regulatory organizations.

         C. Access persons shall not knowingly participate in, assist, or condone any acts in violation of any statute or regulation governing securities matters, nor any act that would violate any provision of this Code or any rules adopted thereunder.

III.     CONFIDENTIALITY OF TRANSACTIONS

         A. Information relating to the Company's portfolio and research and studies activities is confidential until publicly available. Whenever statistical information or research is supplied to or requested by the Company, such information must not be disclosed to any persons other than as duly authorized by the President or the Board of Directors/Trustees of the Company. If the Company is considering a particular purchase or sale of a security, this must not be disclosed except to such duly authorized persons.

IV.      ETHICAL STANDARDS

         A. Access persons shall conduct themselves in a manner consistent with the highest ethical standards. They shall avoid any action, whether for personal profit or otherwise, that results in an actual or potential conflict of interest, or the appearance of a conflict of interest, with the Company or which may be otherwise detrimental to the interests of the Company.

         B. Conflicts of interest generally result from a situation in which an individual has personal interests in a matter that is or may be competitive with his responsibilities to another person or entity (such as the Company) or where an individual has or may have competing obligations or responsibilities to two or more persons or entities. In the case of the relationship between the Company on the one hand, and access persons and their respective affiliates on the other hand, such conflicts may result from the purchase or sale of securities for the account of the Company and for the personal account of the individual involved or the account of any affiliate of such person. Such conflict may also arise from the purchase or sale for the account of the Company of securities in which an access person or employee of the Company (or an affiliate of such person) has an interest. In any such case, potential or actual conflicts must be disclosed to the Company, and the first preference and priority must be to avoid such conflicts of interest wherever possible and, where they unavoidably occur, to resolve them in a manner not disadvantageous to the Company.

V.       ACTIVITIES AND TRANSACTIONS OF ACCESS PERSONS

         A. No access person shall recommend to, or cause or attempt to cause, the Company to acquire, dispose of, or hold any security (including, any option, warrant or other right or interest relating to such security) which such access person or an affiliate of such access person has direct or indirect beneficial ownership, unless the access person shall first disclose to the Board of Directors/Trustees all facts reasonably necessary to identify the nature of the ownership of such access person or his or her affiliate in such security.

         B. No access person or affiliate of such access person shall engage in a purchase or sale of a security (including, any option, warrant or other right or interest relating to such security), other than on behalf of the Company, with respect to any security, which, to the actual knowledge of such access person at the time of such purchase or sale, is (i) being considered for purchase or sale by the Company; or (ii) being purchased or sold by the Company.

         C. The prohibitions of Section V.B. above shall not apply to: purchases or sales effected in any account over which the access person has no direct or indirect influence or control; purchases or sales which are


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                  non-volitional on the part of either the access person or the
                  Company; purchases that are part of an automatic dividend reinvestment plan; purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired; and, purchases or sales which receive the prior approval of the President of the Company because they are only remotely potentially harmful to the Company because they would be very unlikely to affect trading in or the market value of the security, or because they clearly are not related economically to the securities to be purchased, sold or held by the Company.

         D. If, in compliance with the limitations and procedures set forth in this Section V, any access person or an affiliate of such person shall engage in a purchase or sale of a security held or to be acquired by the Company, first preference and priority must be given to any transactions that involve the Company, and the Company must have the benefit of the best price obtainable on acquisition and the best price obtainable on disposition of such securities.

         E. If, as a result of fiduciary obligations to other persons or entities, an access person believes that such person or an affiliate of such person is unable to comply with certain provisions of the Code, such access person shall so advise the Board of Directors/Trustees in writing, setting forth with reasonable specificity the nature of such fiduciary obligations and the reasons why such access person believes such person is unable to comply with any such provisions. The Board of Directors/Trustees may, in its discretion, exempt such access person or an affiliate of such person from any such provisions, if the Board of Directors/Trustees shall determine that the services of such access person are valuable to the Company and the failure to grant such exemption is likely to cause such access person to be unable to render services to the Company. Any access person granted an exemption (including, an exception for an affiliate of such person) pursuant to this Section V.E. shall, within three business days after engaging in a purchase or sale of a security held or to be acquired by a client, furnish the Board of Directors/Trustees with a written report concerning such transaction, setting forth the information specified in
                  Section VI.B. hereof.

VI.      REPORTING PROCEDURES

         A. Except as provided by Sections VI.C., VI.D., VI.F. hereof, every access person shall report to the Board of Directors/Trustees and to the Code of Ethics Officer of A I M Advisors, Inc. ("AIM") the information described in Section VI.B. hereof with respect to transactions in any security in which such access person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership in the security (whether or not such security is a security held or to be acquired by a client); provided, however, that any such report may contain a statement that the report shall not be construed as an admission by the person making such report that he has any direct or indirect beneficial ownership in the security to which the report relates.

         B. Every report required to be made pursuant to Section VI.A. hereof shall be made not later than ten days after the end of the calendar quarter in which the transaction to which the report relates was effected and shall contain the following information:

                  1. The date of the transaction, the title, and the number of shares or the principal amount of each security involved;

                  2. The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

                  3.       The price at which the transaction was effected; and

                  4. The name of the broker, dealer or bank with or through whom the transaction was effected.

         C. Notwithstanding the provisions of Section VI.A. and VI.B. hereof, no person shall be required to make a report with respect to transactions effected for any account over which such person does not have any direct or indirect influence or control.

         D. Notwithstanding the provisions of Section VI.A., VI.B., and VI.F. hereof, an access person who is not an "interested person" of the Company within the meaning of Section 2(a)(19) of the 1940 Act, and who would be required to make a report solely by reason of being a director/trustee of the Company, need


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                  only report a transaction in a security if such
                  director/trustee, at the time of the transaction, knew or, in the ordinary course of fulfilling his official duties as a director/trustee of the Company, should have known, that, during the 15-day period immediately preceding or after the date of the transaction by the director/trustee, such security is or was purchased or sold, or considered by the Company or its investment advisor for purchase or sale by the Company.

         E. Every access person who beneficially owns, directly or indirectly, 1/2% or more of the stock of any company the securities of which are eligible for purchase by the Company shall report such holdings to the Company.

         F. Every transaction by an access person, including independent directors/trustees, in securities of AMVESCAP PLC shall be reported no later than ten days after the transaction was effected in the manner described in Sections VI.B. 1 through 4 above.

         G. Transactions in the following types of securities are exempt from the reporting provisions herein: open-end management companies, as defined in Sections 5(a)(1) and 4(2) of the 1940 Act; variable annuities, variable life products and other similar unit-based insurance products issued by insurance companies and insurance company separate accounts; securities issued by the United States government, its agencies or instrumentalities; and money market instruments, as defined by AIM's Code of Ethics Officer.

VII.     REVIEW PROCEDURES

         A. The reports submitted by access persons pursuant to Section VI.B. hereof shall be reviewed at least quarterly by the AIM's Code of Ethics Officer as well as the Board of Directors/Trustees or such other persons or committees as shall be designated by the Board of Directors/Trustees, in order to monitor compliance with this Code.

         B. If it is determined by the Board of Directors/Trustees or AIM's Code of Ethics Officer that a matter has arisen contrary to the provisions of this Code, such matter shall be reported immediately to the independent counsel for the independent directors/trustees of the Company and, if not previously reported by or to AIM, to AIM's Code of Ethics Officer within 30 days of submission of reports to the outside counsel.

VIII.    AMENDMENTS TO THE CODE

         A. The Board of Directors/Trustees of the Company, including a majority of the independent directors/trustees, must approve any material changes or amendments to the Code no less than six months following the date such changes or amendments are made. The Company's Board of Directors/Trustees must base its approval upon a determination that the Code contains provisions reasonably necessary to prevent "access persons" from violating the anti-fraud provisions of the rule.

IX.      RECORDS RETENTION

         A. The following records must be retained for the Company: copies of the Code and any amendment thereto; records of any violation of the Code and any action taken as of result of the violation; any report made pursuant to the Code by any access person; records of all persons who are or were subject to the Code and of persons responsible for reviewing reports made by persons subject to the Code; and a copy of each report made to the Board of Directors/Trustees pursuant to Rule 17j-1(c)(2)(ii) of the 1940 Act. These records must be maintained in an easily accessible place in a manner consistent with Rule 17j-1(f), but generally for not less than five years after the end of the fiscal year after amendments were approved; reports were made; information provided; or violations occurred pursuant to the provisions of the Code.

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